PRESS RELEASE

2/5/19

Carlisle Companies Incorporated Authorizes Repurchase of an Additional 5 Million Shares

SCOTTSDALE, ARIZONA, February 5, 2019 - The Board of Directors of Carlisle Companies Incorporated (NYSE:CSL) today announced a new share repurchase program that authorizes management to buy back up to an additional 5 million shares of the company's common stock over an indefinite period of time or until terminated by the Board. These shares will be purchased at management's direction from time to time in the open market at prevailing market prices, in privately negotiated transactions, or through block trades. This authorization is in addition to approximately 2.7 million shares remaining, as of December 31, 2018, under the existing share repurchase authorization announced in February 2018.

Chris Koch, President and Chief Executive Officer, said, “We are extremely pleased to continue our share repurchase program, an important part of our strategy to deliver value to Carlisle shareholders."

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses with highly engineered and high margin products. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active M&A, and a balanced approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, specialty polyurethane, aerospace, medical, defense, transportation, industrial, protective coating, auto refinishing, agriculture, mining, and construction. Carlisle’s worldwide team of employees generated $4.1 billion in net sales in 2017. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Jim Giannakouros, CFA
Vice President of Investor Relations and FP&A
Carlisle Companies Incorporated
(480) 781-5135
www.carlisle.com